SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
July 14, 2021

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3075 LOYALTY CIRCLE
COLUMBUS, OH 43219
(Address and Zip Code of Principal Executive Offices)

(614) 729-4000
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	ADS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 14, 2021, the Compensation Committee of the Board of Directors (the “Committee”) of Alliance Data Systems Corporation (the “Company”) approved the compensation for Perry S. Beberman who joined the Company as Executive Vice President, Chief Financial Officer on July 6, 2021 as previously announced. Mr. Beberman, 55, served most recently as SVP and Finance Executive for Bank of America’s Consumer and Wealth Management Lending Products. In his 15+ years with Bank of America, Mr. Beberman has served in leading roles for several business units, including Consumer and Wealth Management Lending Products; U.S. Consumer and GWIM Credit Card; and Personal Loans / Consumer Lending. Mr. Beberman joined Bank of America following its acquisition of MBNA, where he had spent more than 17 years in finance leadership roles across strategic planning, forecasting and P&L reporting. Relatives of both our executive officers and other associates are eligible for hire by the Company and a relative of Mr. Beberman is currently employed by us. Mr. Beberman does not have a direct or indirect material interest in this employment arrangement. Upon review, this employment arrangement was found to have been entered into in the ordinary course of business and the compensation of such relative to be commensurate with similarly situated associates and below the threshold for related party transactions.

The Committee set Mr. Beberman’s annual base salary at $600,000, prorated from his start date for 2021. Mr. Beberman’s performance-based non-equity incentive plan target payout percentage will be 150% of his annualized base salary, with such amount guaranteed at 100% achievement ($900,000) for 2021 to be paid in the first quarter of 2022. In addition, to the extent that the corporate performance-based non-equity incentive plan (corporate balanced scorecard) exceeds the target payout of 100% for 2021, then Mr. Beberman will be eligible for a one-time cash award in an amount equal to 50% of the amount in excess of 100% achievement times $900,000, with such amount also paid in the first quarter of 2022.

Mr. Beberman’s long-term equity incentive compensation for 2022 will be based on an award level of $1,100,000, all granted in time-based restricted stock units vesting 33%/33%/34% on the first, second and third anniversary of the grant date provided that Mr. Beberman remains employed by the Company on such dates. Further, in recognition of the earned compensation forfeited upon termination of Mr. Beberman’s prior employment, the Committee approved a make-whole award in the aggregate amount of $2,050,000 to be distributed as follows: (a) a one-time cash bonus of $600,000 with 50% paid within 30 days of employment and the remaining 50% paid in December 2021; (b) a one-time $1,100,000 grant of time-based restricted stock units vesting 33%/33%/34% on the first, second and third anniversary of the grant date provided that Mr. Beberman remains employed by the Company on such dates; and (c) a $350,000 grant of performance-based restricted stock units consistent with that granted to executives in February 2021 that are subject to an annual return on equity (“ROE”) metric with threshold, target and maximum goals for each of 2021, 2022 and 2023 and then modified by a relative Total Shareholder Return (“rTSR”) metric at the conclusion of the three-year period ended December 31, 2023. For the ROE metric, threshold, target and maximum goals from 50% to 150% achievement may be calculated on a scale interpolated between the fixed threshold, target and maximum goal amounts, with the average of such achievement adjusted +/- 20% by the rTSR modifier measurement, for a 30% to 170% payout (the “PBRSU award”).  Following any such adjustment, restrictions will lapse with respect to 100% of the PBRSU award on the third anniversary of the grant date, or July 15, 2024, provided that Mr. Beberman remains employed by the Company on such date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The information contained in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: July 16, 2021	By:	/s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary